EXHIBIT 4.46








                              Framework Agreement

                   on Mutual Supply of Products and Services




                                    between


                        China Oilfield Services Limited

                                      and

                                 CNOOC Limited

                             (Summary Translation)



                                Exhibit 4.46-1

                                             Table of Contents


   ARTICLE 1     SCOPE OF PRODUCTS AND SERVICES..........................................................3
   ARTICLE 2     TRADING PRINCIPLES......................................................................4
   ARTICLE 3     PRICING PRINCIPLES......................................................................4
   ARTICLE 4     IMPLEMENTATION..........................................................................5
   ARTICLE 5     RIGHTS AND OBLIGATIONS..................................................................5
   ARTICLE 6     TERM AND TERMINATION OF INDIVIDUAL PRODUCT  AND SERVICE CONTRACT........................6
   ARTICLE 7     REPRESENTATIONS AND WARRANTIES..........................................................6
   ARTICLE 8     PERFORMANCE OF THIS AGREEMENT...........................................................7
   ARTICLE 9     FORCE MAJEURE...........................................................................7
   ARTICLE 10    ANNOUNCEMENT............................................................................8
   ARTICLE 11    MISCELLANEOUS...........................................................................8
   ARTICLE 12    NOTICE..................................................................................9
   ARTICLE 13    APPLICABLE LAW AND DISPUTE RESOLUTION...................................................9
   ARTICLE 14    SUPPLEMENTS............................................................................10



                                              Exhibit 4.46-2

         Framework Agreement on Mutual Supply of Products and Services
                             (Summary Translation)

      This agreement is entered into in Beijing on 8 December 2005 by and between the following parties:

      China Oilfield Services Limited (hereinafter referred to as "COSL"), a company limited by shares incorporated and lawfully existing under the laws of the People's Republic of China ("PRC").

      CNOOC Limited (hereinafter referred to as the "Company"), a company incorporated and lawfully existing under Hong Kong law.

      (Collectively the "Parties" and individually the "Party")


      WHEREAS

      On the date of execution hereof, both COSL and the Company are subsidiaries controlled by China National Offshore Oil Corporation ("CNOOC") and are listed on the Hong Kong Stock Exchange. CNOOC owns approximately 62% of COSL's stock equity and 70% of the issued share capital of the Company.

      COSL is engaged in the survey, exploration, development and exploitation of petroleum, natural gas and other minerals, the inspection, maintenance and repair, lease and sales of relevant equipments, tools, instruments and tubing, the contract work for overseas offshore oil engineering and domestic international bidding invitation projects, and the survey, consulting, design and supervision of the said projects, as well as in the exportation of equipments and materials for the aforementioned overseas projects. Such services are necessary to the production and operation of the Company and its associates. COSL and its associates have personnel, technical and regional strength, as well as long-term cooperation with the Company and its associates. Therefore, the Company is willing to procure the said products and services from COSL in accordance with the provisions hereof.

      NOW THEREFOR AFTER AMICABLE NEGOTIATION, THE PARTIES HAVE AGREED AS
FOLLOWS:


                  Article 1   Scope of Products and Services

1.1    The products and services to be provided by COSL to the Company include:

       1.1.1 exploration services: well site survey, seismic data acquisition, seismic data processing, exploration well operation and related technical services on exploration well, ship tugging, transportation, provision of materials,



                                Exhibit 4.46-3
                research on exploration techniques and other related technical and supporting services;

       1.1.2 development services: platform survey, drilling and completion well operation, related technical services on drilling and completion; design, construction, installation and tuning of production facilities; shipping transportation, provision of materials, integrated research on development techniques as well as other related technical and supporting services;

       1.1.3 production services: well workover, shipping transportation, oil tanker transportation, provision of materials, platform maintenance, repair of equipment and pipeline, production operations, labor services, warehousing and storage and other related technical and supporting services;

       1.1.4 management and other ancillary services: sales agent services, management by proxy, staff recruitment and integrated research.


                        Article 2   Trading Principles

2.1 With regard to all the products and services hereunder, the particular parties may otherwise enter into relevant contracts in accordance with the scope provided herein. The particular parties refer to COSL, the Company and their respective associates. The Parties agree that such relevant contracts shall be executed based on the following general principles:

       o The products and services thereunder shall be satisfactory to the other Party;
       o The products and services thereunder shall be provided on an fair and reasonable price basis;


                        Article 3   Pricing Principles

3.1 Subject to the trading principles set out in Article 2.1 hereof, under the prevailing local market conditions (including considerations such as volume of sales, length of contracts, package of services, overall customer relationship and other market factors), the products and services under Article 1 shall be based on arm's length negotiation and on normal commercial terms or on terms no less favourable than those available to any independent third party. Where such basic pricing principles are not applicable, the following general principles and precedence shall apply(pound)(0)

      (i)    State -prescribed price; or
      (ii) Where there is no state-prescribed price, market prices (including local, national or international market price); or
      (iii) When neither (i) nor (ii) is applicable, the cost to COSL for providing the relevant products and services plus a margin of not more than 10%, before any applicable taxes.




                                Exhibit 4.46-4

                          Article 4   Implementation

4.1 The Parties shall ensure and procure their respective associates to execute such individual product and service supply contracts as are complied with the principles and provisions hereunder.

4.2 The various product and service supply contracts which were entered into by and between the Parties and their associates before January 1, 2006 and will remain effective after January 1, 2006, shall be deemed as contracts entered into in accordance with the provisions of this Agreement. Where any or all of such contracts are inconsistent with the provisions of this Agreement, they shall be amended in compliance with the provisions of this Agreement.

4.3 The term of such individual product and service supply contracts as are entered into in accordance with this Agreement shall not be more than two years. Where the term of such contracts is not more than two years and will expire however after December 31, 2007, the followings shall be provided therein: This contract shall be terminated on December 31, 2007 provided that CNOOC Limited fails to obtain the approval of the annual caps from 2008 to 2010 for the connected transactions falling into such category according to the requirements of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (the "Listing Rules") until December 31, 2007."


                      Article 5   Rights and Obligations

5.1    The Parties may

       5.1.1 provide certain products and services to any third party provided that a guarantee by one Party of supply of the products and services hereunder has been made to the other Party.

       5.1.2 receive lawfully payment due for products and services in accordance with the provisions herein.

5.2    The Parties shall

       5.2.1 procure and ensure their respective associates to provide products and service to the other Party in compliance with the standards and pricing principles set out in this Agreement and individual product and service supply contracts.

       5.2.2 coordinate the matters related to the aforesaid individual product and service supply contracts under engagement by concerned parties to such individual product and service supply contacts; and



                                Exhibit 4.46-5

       5.2.3 make relevant payment and pay service fees due pursuant to this Agreement and relevant individual product and service supply contracts.


            Article 6   Term and Termination of Individual Product
                               and Service Contract

6.1 This Agreement shall become effective from January 1, 2006 upon execution by the authorized representatives of the Parties and shall remain in effect for a term of two (2) years.

6.2 If any Party breaches any provisions of this Agreement (the "Breaching Party"), the other party (the "Non-breaching Party") may notify the Breaching Party in writing of such breach and request the Breaching Party to make relevant remedies within the reasonable period specified; the Non-breaching Party may forthwith terminate this Agreement provided that the Breaching Party fails to make such remedies within the aforesaid specified period. The Non-breaching Party reserves the right to recourse and claim compensation and any other claims available under the applicable laws.

6.3 Any rights or obligations of any Party having arisen out of this Agreement shall survive the termination of this Agreement.

6.4 The Parties agree that each Party may terminate an individual product and service supply contract in respect of any certain or some products or services, with at least 6-month prior written notice.

                  Article 7   Representations and Warranties

7.1    COSL represents and warrants that:

       7.1.1 COSL is a company limited by shares duly incorporated pursuant to the PRC law with independent legal person and valid business license;

       7.1.2 COSL has obtained all the government approvals (if required) and internal authorizations necessary for the execution and performance of this Agreement. This Agreement shall become binding on COSL upon execution by the authorized representative of COSL;

       7.1.3 The execution and performance of this Agreement by COSL will not violate any other agreement entered into by COSL or its articles of association, nor conflict as a matter of law with other agreements entered into by COSL or its articles of association.

7.2    The Company represents and warrants that:



                                Exhibit 4.46-6

       7.2.1 the Company is a Hong Kong company duly incorporated in accordance with the Hong Kong law with independent legal person status and valid business license;

       7.2.2 the Company has obtained all internal authorizations necessary for the execution of this Agreement and this Agreement shall become binding on the Company upon execution by the authorized representative of the Company;

       7.2.3 the execution and performance of this Agreement by the Company will not violate any other agreement entered into by the Company or its articles of association nor conflict as a matter of law with other agreements entered into by the Company or its articles of association.


                  Article 8   Performance of this Agreement

8.1 Where any transaction hereunder constitutes the connected transaction under the Listing Rules, such transaction may proceed, as required by the Listing Rules, only if such transaction has been exempted by the Stock Exchange of Hong Kong Limited ("HKSE") or approved by the independent shareholders or has complied with any other provisions of the Listing Rules concerning connected transactions. Such transaction under this Agreement may be carried out on conditions that the Company has obtained the approval of the independent shareholders or has complied with any other relevant provisions of the Listing Rules concerning connected transaction concerning such transaction.

8.2 Where the waiver of HKSE is conditional, this Agreement shall be performed in compliance with such conditions.

8.3 Where the waiver for certain connected transaction is withdrawn, revoked or voided and such transaction fails to comply with the relevant requirements of the Listing Rules concerning connected transactions, the performance of this Agreement in connection with such transaction shall be suspended.

8.4 Where the performance of this Agreement in connection with all the transactions hereunder are suspended pursuant to Article 8.3, this Agreement shall be terminated.


                          Article 9   Force Majeure

9.1 If any Party fails to perform any or all of its obligations under this Agreement due to force majeure ("force majeure" shall mean any circumstances which cannot be reasonably controlled, foreseen or cannot be avoided and overcome though foreseen by the affected Party, and occurred after the execution of this Agreement, making such affected Party objectively fail to perform (including without limitation failure to perform even though on a reasonable cost) any or all of its obligations



                                Exhibit 4.46-7
       under this Agreement. Such force majeure includes but not limited to flood, fire, drought, typhoon and hurricane, earthquake and any other natural disaster, and traffic accident, strike, riot, war (whether or not declared) and acts or omissions of the government), such performance shall be suspended for the duration of force majeure.


9.2 The affected Party shall promptly after its occurrence notify the other Party in writing and provide the other Party with sufficient evidence specifying the nature of such force majeure and its duration by hand or registered air mail within fifteen (15) days. The Party who claims a failure to perform this Agreement due to force majeure shall make all reasonable efforts to minimize the loss or damage that may be incurred by the Parties as a result of force majeure.


9.3 Upon the occurrence of force majeure, the Parties shall forthwith commence joint consultations aimed at how to implement this Agreement. After termination or elimination of force majeure, the Parties shall immediately resume the performance of their respective obligations hereunder.


                          Article 10   Announcement

       Neither Party shall make any announcement with regard to the matters of this Agreement without the prior written consent of the other Party except for the public announcements made in compliance with the PRC laws and relevant provisions of the China Securities Regulatory Commission, the HKSE, the Hong Kong Securities and Futures Commission, the New York Stock Exchange, the United States Securities and Exchange Commission and other governmental or regulatory authorities.


                          Article 11   Miscellaneous

11.1   Unless otherwise provided, neither Party shall assign in whole or in part its rights or obligations under this Agreement without the prior written consent of the other Party.

11.2 This Agreement constitutes the entire agreement between the Parties in respect of its subject matter and supersedes all previous oral or written agreements, contracts, memorandums of understanding and communications.

11.3 Should any provision of this Agreement be held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall remain unaffected.

11.4 The Parties agree that COSL and the Company will bear and pay respectively any costs and expenses arising out of this Agreement subject to relevant PRC laws. If



                                Exhibit 4.46-8
       relevant laws are not available, the Parties agree to equally share all the relevant costs and expenses.


11.5 The amendment of this Agreement shall only be valid and effective subject to the signing in writing by the duly authorized representative of the Parties and sufficient approval by the Parties. If such amendment constitutes a substantive and material amendment to this Agreement, such amendment shall become effective provided that a notification of or consent from the HKSE (as the case may be) and shareholders' meeting of the Company (if applicable) is available.

11.6 Unless otherwise provided, failure of one Party to exercise or exercise on time any right, power or privilege hereunder shall not act as a waiver, nor shall any single or partial exercise thereof preclude any further exercise of any other right, power or privilege.


                             Article 12   Notice

12.1 All notices or other communications made hereunder by one Party shall be in writing and in Chinese and delivered by hand, or sent by registered airmail or facsimile addressed to the facsimile numbers specified by the other Party. Any such notice shall be deemed to have been duly served:


       12.1.1  If delivered by hand when signing by the intended recipient;

       12.1.2 If sent by registered airmail, the seventh (7th) day after delivery (stamp date) (If the last day is a Saturday, Sunday or statutory holiday, such date shall be postponed to the next business day);

       12.1.3 If sent by facsimile, upon successful transmission by the sending party.


              Article 13   Applicable Law and Dispute Resolution

13.1 This Agreement shall be governed by and construed in accordance with the PRC laws.

13.2 All disputes arising out of or in connection with this Agreement shall be settled through negotiation by the Parties. If such dispute can not be settled, such dispute shall be submitted to China International Economic and Trade Commission ("CIETAC') for arbitration which shall be conducted in accordance with CIETAC Arbitration Rules in effect at the time of applying for arbitration. The arbitration award shall be final and legally binding to the Parties.




                                Exhibit 4.46-9

                           Article 14   Supplements

14.1   Unless otherwise provided in this Agreement, in the context,

       (1)  one Party includes its legal successors; and
       (2) the headings of the Articles of this Agreement are inserted for convenience only and shall not be in legal force or affect the interpretation of this Agreement.


14.2   This Agreement is written in Chinese

14.3 IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on the date written on the first page.




China Oilfield Services Limited                  CNOOC Limited



--------------------------------                 ---------------------------

By:                                              By:

Title:                                           Title:



                               Exhibit 4.46-10